PRER 14A
Revised Preliminary Copy
SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.            )

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Fidelity National Financial, Inc.

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PRER 14A
Revised Preliminary Proxy
FIDELITY NATIONAL FINANCIAL, INC.
17911 Von Karman Avenue
Irvine, California 92614

April     , 2002

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of stockholders of Fidelity National Financial, Inc. The meeting will be held on June 13, 2002 at 10:00 a.m., pacific daylight time, at Fess Parker’s Double Tree Resort, 633 East Cabrillo Boulevard, Santa Barbara, California. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.

Notice of Annual Meeting and Proxy Statement contains more information about the annual meeting, including:

•	who can vote; and

•	the different methods you can use to vote, including the telephone, internet and traditional paper proxy card.

Whether or not you plan to attend the annual meeting, please vote by one of these outlined methods to ensure that your shares are represented and voted in accordance with your wishes. This will help us avoid the expense of sending follow-up letters to ensure that a quorum is represented at the annual meeting, and will assure that your vote is counted if you are unable to attend.

On behalf of the Board of Directors, I thank you for your cooperation.

Sin	cerely,

/s/	WILLIAM P. FOLEY, II

Wi	lliam P. Foley, II
Chairman of the Board

Revised Preliminary Copy
FIDELITY NATIONAL FINANCIAL, INC.
17911 Von Karman Avenue
Irvine, California 92614

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 13, 2002

The 2002 annual meeting of stockholders of Fidelity National Financial, Inc. will be held on June 13, 2002, at 10:00 a.m., Pacific Daylight Time, at Fess Parker’s Double Tree Resort, 633 East Cabrillo Boulevard, Santa Barbara, California for the following purposes:

(1)	to elect four directors to serve for the next three years or until their successors are duly elected and qualified or until their earlier death, resignation or removal;

(2)	to approve a proposal to amend the Company’s Restated Certificate of Incorporation to increase the authorized shares of common stock from 100,000,000 to 150,000,000; and

(3)	to transact such other business as may properly come before the meeting or any adjournment thereof.

All stockholders are cordially invited to attend the meeting in person. However, even if you plan to attend the annual meeting in person, please read these proxy materials and cast your vote on the matter that will be presented at the meeting. You may vote your shares through the internet, by telephone, or by mailing the enclosed proxy card. Instructions for our registered stockholders are described under the question “How do I vote?” on page 1 of the proxy statement.

Sin	cerely,

/s/	FERNANDO VELEZ, JR.
Fer	nando Velez, Jr.
Co	rporate Secretary

Irvine, California
April             , 2002

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

FIDELITY NATIONAL FINANCIAL, INC.
17911 Von Karman Avenue
Irvine, California 92614

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited by the Board of Directors of Fidelity National Financial, Inc. (the “Company” or “Fidelity”) for use at the Annual Meeting of Stockholders to be held June 13, 2002, at 10:00 a.m., Pacific Daylight Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The meeting will be held at Fess Parker’s Double Tree Resort, 633 East Cabrillo Boulevard, Santa Barbara, California.

It is anticipated that such proxy, together with this proxy statement, will be first mailed on or about April [    ], 2002, to all stockholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 17911 Von Karman Avenue, Irvine, California 92614 and its telephone number at that address is (949) 622-4333.

Questions and Answers about Voting

Your shares can be voted at the annual meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the annual meeting, we encourage you to vote by proxy to assure that your shares will be represented.

Q:    Who is entitled to vote?

A:    All record holders of Fidelity common stock as of the close of business on April 23, 2002 are entitled to vote. On that day, approximately [            ] shares were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the annual meeting.

Q:    What shares are covered by the proxy card?

A:    The proxy card covers all shares held by you of record (i.e., registered in your name), including those held in Fidelity’s employee 401(k) plan and Employee Stock Purchase Plan.

Q:    What if I am a beneficial holder rather than an owner of record?

A:    If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

Q:    How do I vote?

A:    We offer our registered stockholders three ways to vote, other than by attending the annual meeting and voting in person:

•	By mail, using the enclosed proxy card and return envelope;

•	By telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

•	Through the internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

Q:    What does it mean to vote by proxy?

A:    It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our chief executive officer and chairman of the board and to our vice-chairman of the board, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote, the proxy holders will vote your shares for the election of the board’s nominees and for the approval of the increase in authorized shares of common stock.

Q:    On what am I voting?

A:    There are two items on the agenda: (1) election of four directors, and (2) approval of an increase in the number of authorized shares of common stock.

Q:    What happens if other matters are raised at the meeting?

A:    Although we are not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the meeting in accordance with the procedures specified in Fidelity’s charter and bylaws, all proxies given to the proxy holders will be voted in accordance with their best judgement, unless you have indicated otherwise.

Q:    What if I submit a proxy and later change my mind?

A:    If you have submitted your proxy and later wish to revoke it, you may do so by either: giving written notice to the Corporate Secretary; submitting another proxy bearing a later date (in any of the permitted forms); or casting a ballot in person at the Annual Meeting.

Q:    Who will count the votes?

A:    We have hired ADP-Investor Communication Services to serve as proxy tabulator and count the votes, and the results will be certified by the inspectors of election.

Q:    How many votes must each proposal receive to be adopted?

A:    The following votes must be received:

•	For proposal one regarding the election of directors, the four people receiving the largest number of votes cast at the annual meeting will be elected as directors.

•	Proposal two, the approval of the amendment to the certificate of incorporation, must receive an affirmative vote from a majority of the outstanding shares entitled to vote on the proposal.

•	For any other matter, the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote would be required for approval.

Q:    What constitutes a quorum?

A:    A quorum is present if a majority of the outstanding shares of common stock entitled to vote is represented. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Q:    What are broker non-votes?

A:    Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange, such as the election of directors and the adoption of the increase in authorized shares of common stock. Nominees cannot vote on non-routine matters unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.” Broker non-votes have no effect on the outcome of any of the matters specified in the Notice of Annual Meeting.

Q:    What effect does an abstention have?

A:    Abstentions or directions to withhold authority will have no effect on the outcome of the election of directors. Abstentions will have the same effect as a vote against the proposal to increase the number of authorized shares.

Q:    How can I view a stockholder list?

A:    A complete list of stockholders entitled to vote at the annual meeting will be available at Fess Parker’s Double Tree Resort, 633 East Cabrillo Boulevard, Santa Barbara, California. For ten days prior to the meeting, you may access this list at Fidelity’s offices at 4050 Calle Real, Santa Barbara, California 93110 for examination during business hours for any purpose relating to the meeting.

Q:    Who pays the cost of soliciting proxies?

A:    We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Stockholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact, for which services such persons will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Morrow & Co. to assist in the solicitation of proxies for an estimated fee of $7,500 plus reimbursement of expenses.

STOCKHOLDER PROPOSALS

This year we are presenting two proposals for a stockholder vote:

PROPOSAL ONE—Election of Directors

At the annual meeting, four directors are proposed for election for a three-year term expiring in 2005. Richard P. Toft, whose current term expires on June 13, 2002 will not run for re-election. The Board has nominated the following persons for election, all of whom except Patrick F. Stone are current directors:

William P. Foley, II
Frank P. Willey
John Joseph Burns, Jr.
Patrick F. Stone

Questions and Answers About Proposal One

Q:  Who are the nominees?

A:  Information regarding each of the nominees follows on page 7.

Q:  How many directors are on Fidelity’s Board?

A:  Fidelity’s Board of Directors currently consists of twelve members and is divided into three classes. Each year, the directors in one of the three classes are elected to serve a three-year term.

Q:  How many votes do the directors need to be elected?

A:  In accordance with our by-laws and applicable law, each director will be elected by a plurality of the votes cast at the meeting. In other words, the four nominees receiving the most votes will be elected as directors of the Company.

Q:  What happens if I return my proxy without marking the ballot for directors?

A:  Unless otherwise instructed, the proxy holders will vote the proxies received by them for Messrs. Foley, Willey, Burns and Stone.

Q:  What happens if I vote for one of the nominees and he cannot serve as a director?

A:  In the event that a nominee of the Board is unable or declines to serve as a director at the time of the meeting, proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected any nominee will be unable or will decline to serve as a director.

Q:  How long will the nominees be directors if they are elected?

A:  Each nominee elected as a director will continue in office for a three-year term, and will also continue in office until his or her successor has been elected or until his or her earlier death, resignation or retirement.

Q:  How does the Board recommend I vote?

A:  The Board of Directors recommends a vote “FOR” the above nominees.

PROPOSAL TWO—Amendment to Certificate of Incorporation

At the annual meeting, we are asking our stockholders to approve the following resolution amending our Certificate of Incorporation:

RESOLVED, that Article FOURTH, paragraph (a) of the Certificate of Incorporation be amended to read, in its entirety, as follows:

(a)  General.    The aggregate number of shares that the Corporation is authorized to issue is 128,000,000 shares, of which 3,000,000 shall be shares of preferred stock, $.0001 par value per share (the “Preferred Stock”) and 150,000,000 shall be shares of common stock, $.0001 par value per share (the “Common Stock”).

Questions and Answers About Proposal Two

Q:  What is being changed by the requested amendment?

A:  Under the proposed amendment, the number of shares of common stock that Fidelity is authorized to issue will be increased from 100,000,000 to 150,000,000 shares.

Q:  Why is the Board of Directors proposing to increase the authorized number of shares of common stock?

A:  At the close of business on April 23, 2002 there were [                    ] shares of common stock outstanding. The public offering of 8.855 million shares of common stock in January 2001, the 10% stock dividend effected on August 7, 2001, and the 10% stock dividend declared on April 24, 2002 reduced substantially the number of shares available for issuance. In addition, as of such date, [                    ] shares of common stock were subject to awards outstanding under the 1987 Stock Option Plan, the 1991 Stock Option Plan, the 1993 Stock Option Plan, the 1998 Stock Incentive Plan, the 2001 Stock Incentive Plan, the FNF Capital Plan and under options assured in the Chicago Title acquisition (collectively, the “Stock Plans”). Therefore, we currently have available only [                    ] authorized but unissued and unreserved shares of common stock.

If this proposal is approved and effected, Fidelity will have available [                    ] additional authorized but unissued and unreserved shares of common stock. The additional shares of common stock will enhance Fidelity’s flexibility in connection with possible future actions including future public or private offerings, acquisitions of other businesses or properties, possible stock splits or stock dividends. We have no current plans for the issuance of any shares of common stock, except pursuant to the Stock Plans.

Fidelity has not proposed the increase in the authorized number of shares with the intention of using the additional shares for anti-takeover purposes, although Fidelity could theoretically use the additional shares to make it more difficult or to discourage an attempt to acquire control of Fidelity. As of this date, Fidelity is unaware of any pending or threatened efforts to acquire control of Fidelity.

Q:  What would be the effect of the increase in authorized shares on Fidelity’s Stockholders?

A:  None.    The increase will merely make more shares available for issuance, and this will of itself have no effect on Fidelity’s stockholders. We have no current plans to issue share of common stock, other than pursuant to the Stock Plans.

Q:  If the amendment is approved, how would the newly authorized shares be issuable?

A:  If our stockholders approve the proposed amendment, the additional authorized but unissued and unreserved shares of common stock will be issuable, without any further authorization by the stockholders (unless required by law or by the rules of the New York Stock Exchange), on such terms and for such consideration as may be determined by the Board of Directors. Fidelity’s stockholders are not entitled to preemptive or other rights to subscribe for shares of common stock that may be issued in the future. If applicable law or regulation does not require stockholder approval as a condition to the issuance of shares in any particular transaction, it is expected that such approval will not be sought.

Q:  How many votes are needed to approve the amendment?

A:  The affirmative vote of a majority of the outstanding shares of common stock entitled to vote is required for approval of this proposal.

Q:  How does the Board of Directors recommend I vote?

A:  The Board of Directors recommends that you vote FOR Proposal 2.

The following section of the proxy statement describes the principal occupation and certain other information about the director nominees and other directors whose terms of office continue after the annual meeting.

NOMINEES FOR ELECTION—TERM EXPIRING 2005

Name	Occupation	Age	Director Since
William P. Foley, II	Chairman of the Board and Chief Executive Officer Fidelity National Financial, Inc. Irvine, California	57	1984

Frank P. Willey	Vice Chairman of the Board Fidelity National Financial, Inc. Irvine, California	48	1984

John J. Burns, Jr	Chief Executive Officer Alleghany Corporation New York, New York	70	2000

Patrick F. Stone	President Fidelity National Financial, Inc. Irvine, California	54	—

WILLIAM P. FOLEY, II

Mr. Foley is our Chairman of the Board and Chief Executive Officer, and has been since our formation in 1984. Mr. Foley was President of Fidelity from its formation in 1984 until December 31, 1994. Mr. Foley is also currently serving as Chairman of the Board of Fidelity National Information Solutions, Inc. and CKE Restaurants, Inc. Additionally, he is Co-Chairman of the Board of Directors of Micro General Corporation, and a director of American National Financial, Inc. and Checkers Drive-In Restaurants, Inc.

FRANK P. WILLEY

Mr. Willey is our Vice Chairman of the Board. He has been a director since the formation of Fidelity in 1984, and served as its President from January 1, 1995 through March 20, 2000. He served as an Executive Vice President and General Counsel of Fidelity from its formation until December 31, 1994. He has served in various capacities with subsidiaries and affiliates of Fidelity since joining it in 1984. Mr. Willey is also a director of CKE Restaurants, Inc. and Ugly Duckling Holdings, Inc.

JOHN J. BURNS, JR.

Mr. Burns is Chief Executive Officer and a director of Alleghany Corporation and has been since 1992. From 1977 to 1992 he was President and a director of Alleghany Corporation. He is also a director of World Minerals, Inc. and Burlington Northern Santa Fe Corporation.

PATRICK F. STONE

Mr. Stone was elected President of the Company effective March 20, 2000. He served as Chief Operating Officer of Fidelity from March 25, 1997 to January 1, 2002. From May 1995 through March 1997 he was an Executive Vice President of Fidelity and President of Fidelity National Title Insurance Company and four other Fidelity underwriters. Mr. Stone is also Chief Executive Officer of Fidelity National Information Solutions, Inc., serving since January 2002. From February 1989 to May 1995 he was President of Fidelity National Title Company of Oregon. He is Co-Chairman of the Board of Micro General Corporation, and a director of Fidelity National Information Solutions.

DIRECTORS—TERM EXPIRING 2004

Name	Occupation	Age	Director Since
William A. Imparato	Managing Member Tri-Vista Partners Scottsdale, Arizona	55	1986

Donald M. Koll	Chairman of the Board and Chief Executive Officer The Koll Company Newport Beach, California	69	1995

Cary H. Thompson	Senior Managing Director Bear Stearns & Co., Inc. Los Angeles, California	45	1992

General William Lyon	Chairman of the Board and Chief Executive Officer William Lyon Homes, Inc. Newport Beach, California	79	1998

WILLIAM A. IMPARATO

In March 2001, Mr. Imparato founded a real estate development firm, Tri-Vista Partners LLC, headquartered in Scottsdale, Arizona. Mr. Imparato is the Managing Member. From June 1990 to December 1993 Mr. Imparato was President of Fidelity’s wholly-owned real estate subsidiary, Orion Realty Group. From July 1980 to March 2001 he was a partner in Park West Development Company, a real estate development firm headquartered in Phoenix, Arizona.

DONALD M. KOLL

Mr. Koll is Chairman of the Board and Chief Executive Officer of The Koll Company and has been since its formation on March 26, 1962. Mr. Koll also serves on the Board of Directors of the Irvine Company.

CARY H. THOMPSON

Mr. Thompson is currently a Senior Managing Director with Bear Stearns & Co., Inc. Prior to June 1999, Mr. Thompson was Chief Executive Officer of Aames Financial Corporation. Mr. Thompson was a managing director of Nat West Markets from May 1994 through June 1996. Mr. Thompson was Managing Director and managed the West Coast Financial Institutions Group for Oppenheimer and Co., Inc. Mr. Thompson currently serves on the Board of Directors of SonicWall Corporation and Fidelity National Information Solutions, Inc.

GENERAL WILLIAM LYON

General Lyon is Chairman of the Board and Chief Executive Officer of William Lyon Homes, Inc. and affiliated companies which are headquartered in Newport Beach, California. In 1989, General Lyon formed Air/Lyon, Inc., which included Elsinore Service Corp. and Martin Aviation at John Wayne Airport. He has been Chairman of the Board of The William Lyon Company since 1985.

DIRECTORS—TERM EXPIRING 2003

Name	Occupation	Age	Director Since
Daniel D. (Ron) Lane	Chairman and Chief Executive Officer Lane/Kuhn Pacific, Inc. Newport Beach, California	67	1989

J. Thomas Talbot	Owner The Talbot Company Newport Beach, California	66	1990

John F. Farrell, Jr	Chairman Automatic Service Company New York, New York	64	2000

Philip G. Heasley	Chairman and Chief Executive Officer First USA Bank Wilmington, Delaware	52	2000

DANIEL D. (RON) LANE

Since February 1983, Mr. Lane has been a principal, Chairman and Chief Executive Officer of Lane/Kuhn Pacific, Inc., a corporation that comprises several community development and home building partnerships, all of which are headquartered in Newport Beach, California. He is Vice Chairman of the Board of Directors of CKE Restaurants, Inc. Mr. Lane also serves on the Board of Metalclad Corporation and is active on the Board of Trustees of the University of Southern California.

J. THOMAS TALBOT

For more than 5 years, Mr. Talbot has been the owner of The Talbot Company, an investment and asset management company. From 1989 until 1992, Mr. Talbot was the Chairman and Chief Executive Officer of HAL, Inc. and Hawaiian Airlines. He was founder of Air California (sold to Alaska Airlines), Southwest Airlines, and Chairman of Jet America Airlines from 1981 until 1988 when it was sold to Alaska Air Group. He currently serves on the boards of directors of California Coastal Communities, Inc., (formerly Koll Real Estate Group) and The Hallwood Group, Inc.

JOHN F. FARRELL, JR.

Mr. Farrell is Chairman of Automatic Service Company and has been since 1997. From 1985 through 1994 he was Chairman and Chief Executive Officer of North American Mortgage Company. Mr. Farrell was Chairman of Integrated Acquisition Corporation from 1984 through 1989. He was a partner with Oppenheimer and Company from 1972 through 1984.

PHILIP G. HEASLEY

Mr. Heasley is Chairman and Chief Executive Officer of First USA Bank, the credit card subsidiary of Bank One. Prior to joining First USA, Mr. Heasley spent 13 years in executive positions at U.S. Bancorp, including six years as Vice Chairman and the last two years as President and Chief Operating Officer. Before joining U.S. Bancorp Mr. Heasley spent 13 years at Citicorp, including three years as President and Chief Operating Officer of Diners Club, Inc. Mr. Heasley currently serves as Chairman of the Board of Visa USA and is a member of the board of Visa International.

Board Meetings and Committees

The Board of Directors held a total of five formal meetings during the year ending December 31, 2001. All directors attended 100% of all meetings of the Board of Directors with the exception of Richard P. Toft, John Farrell, Jr. and Donald Koll who attended 80% of the meetings.

Name of Committee and Members	Functions of the Committee	Meetings in 2001
Audit J. Thomas Talbot Daniel D. (Ron) Lane Richard Toft Donald M. Koll John J. Farrell, Jr.	• Meets independently with internal audit staff, representatives of Fidelity’s independent accountants and representatives of senior management. • Reviews reports of independent accountants and internal auditors. • Reviews general scope of Fidelity’s annual audit, the fee charged by independent accountants. • Reviews internal controls and recommendations regarding same. • Reviews and monitors performance of non-audit services by independent accounts. • Recommends engagement or discharge of independent accountants.	4

Compensation Cary H. Thompson Daniel D. (Ron) Lane J. Thomas Talbot	• Either alone or in conjunction with other committees, reviews and reports to the Board on salary, fee and benefit programs designed for senior management with a view to (i) ensuring the attraction and retention of highly qualified individuals and (ii) encouraging continued extraordinary efforts through incentive awards.	5

Executive William P. Foley, II J. Thomas Talbot Philip G. Heasley Cary H. Thompson	• May invoke all of the power and authority of the Board in the management of the Company delegated to it by the Board except those powers that by law cannot be delegated.	0

Nominating Donald M. Koll Daniel D. (Ron) Lane General William Lyon	• Considers and recommends to the Board proposals to be presented for action by Fidelity’s stockholders including the consideration of nominations to the Board of Directors to be submitted to the stockholders.	1

Director Compensation

Directors who are also officers of Fidelity do not receive any compensation for acting as directors, except for reimbursement of reasonable expenses, if any, incurred in attending Board meetings.

Directors who are not also employees of Fidelity receive:

•	an annual retainer of $30,000,

•	$2,500 for each Board meeting attended,

•	an annual retainer of $5,000 for service on a committee (the committee chairman receives $7,500),

•	$1,500 for each committee meeting attended, and

•	expenses of attending Board and committee meetings.

EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this Proxy Statement are set forth in the table below. Certain biographical information with respect to those executive officers who do not also serve as directors follows the table. Biographical information for those executive officers who also serve as directors is set forth on page 7 of this Proxy Statement.

Name	Occupation	Age	Employed Since
William P. Foley, II	Chairman of the Board and Chief Executive Officer	57	1984
Frank P. Willey	Vice Chairman of the Board	48	1984
Patrick F. Stone	President	54	1989
Alan L. Stinson	Executive Vice President, Chief Financial Officer	56	1998
Peter T. Sadowski	Executive Vice President, General Counsel	47	1999

ALAN L. STINSON

Mr. Stinson joined the Company in October 1998 as Executive Vice President, Financial Operations, and assumed the role of Executive Vice President and Chief Financial Officer of the Company in early 1999. Prior to his employment with the Company, Mr. Stinson was Executive Vice President and Chief Financial Officer of Alamo Title Holding Company. From 1968 to 1994 Mr. Stinson was employed by Deloitte & Touche, LLP, where he was a partner from 1980 to 1994.

PETER T. SADOWSKI

Mr. Sadowski joined the Company in January 1999 as Executive Vice President, General Counsel. Prior to joining the Company, Mr. Sadowski was a partner with Goldberg, Katz, Sadowski & Stansen, PC, a law firm located in St. Louis, Missouri, from 1996 until 1998.

PRINCIPAL STOCKHOLDERS

As of April 1, 2002, based upon filings with the Securities and Exchange Commission, there is no person known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock other than as set forth in the “Security Ownership of Management” table below.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership as of April 1, 2002, of the Common Stock of the Company by each director who owns shares, by the director nominees, all executive officers named in the Summary Compensation Table, and all directors and executive officers as a group. The information as to beneficial stock ownership is based on data furnished by the persons concerning whom such information is given.

Name and Address	Number of Shares Owned		Number of Options(1)	Total	Percent of Total
William P. Foley, II	3,086,058	(2)	2,453,269	5,539,327	6.4%
Frank P. Willey	536,042		468,143	1,004,185	1.2%
John Joseph Burns, Jr	49,148		3,667	52,815	*
John F. Farrell, Jr	–0–		3,667	3,667	*
Philip G. Heasley	–0–		3,667	3,667	*
William A. Imparato	11,366		55,642	67,008	*
Donald M. Koll	–0–		77,994	77,994	*
Daniel D. (Ron) Lane	99,651		42,442	142,093	*
General William Lyon	11,073		45,742	56,815	*
J. Thomas Talbot	30,020		31,167	61,187	*
Cary H. Thompson	2,412		3,667	6,079	*
Richard Paul Toft	20,611		3,667	24,278	*
Patrick F. Stone	55,790		331,818	387,608	*
Alan L. Stinson	31,704		138,658	170,362	*
Peter T. Sadowski	651		96,900	97,551	*
All directors and officers (17 persons)	3,934,526		3,760,110	7,694,636	8.5%

*	Represents less than 1% of the Company’s Common Stock.

(1)	Represents shares subject to stock options that are exercisable on April 1, 2002 or become exercisable within 60 days of April 1, 2002.
(2)
Included in this amount are 1,710,443 shares held by Folco Development Corporation, of which Mr. Foley and his spouse are the sole stockholders, and 380,380 shares held by Foley Family Charitable Foundation.

EXECUTIVE COMPENSATION

The following Summary Compensation Table shows compensation paid by the Company and its subsidiaries to the named executive officers of the Company for all services in all capacities during the years indicated.

SUMMARY COMPENSATION TABLE

		Annual Compensation
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation ($)(3)	Long Term Compensation Awards — Options (#)(4)		All Other Compensation ($)(5)
William P. Foley, II Chairman of the Board and Chief Executive Officer	2001 2000 1999	960,516 887,096 609,500	2,850,000 2,251,665 392,940	98,023 78,492 87,139	352,000 516,610 207,994	(6) (6) (6)	83,982 72,441 65,758

Patrick F. Stone President and Chief Operating Officer	2001 2000 1999	760,500 708,421 400,629	2,250,000 1,773,630 187,470	— — —	82,500 251,820 78,898	(6) (6)	53,000 31,323 24,694

Frank P. Willey Vice Chairman	2001 2000 1999	335,507 300,079 260,000	645,833 355,526 157,882	— — —	39,867 251,820 33,000	(6)	26,399 24,305 18,948

Alan L. Stinson Executive Vice President and Chief Financial Officer	2001 2000 1999	360,516 334,471 225,000	700,000 553,041 120,729	— — —	57,334 93,499 —	(6)	7,396 5,435 294

Peter T. Sadowski Executive Vice President and General Counsel	2001 2000 1999	310,500 283,449 220,000	600,000 355,526 108,941	— — 73,423	33,000 93,499 33,000	(6)	25,531 14,555 198

(1)	Amounts shown for the indicated fiscal year include amounts deferred at the election of the named executive officer pursuant to the Company’s 401(k) plan.
(2)
Bonuses were awarded during the year following the fiscal year to which the bonuses relate, based on an evaluation by the Compensation Committee of the Board of Directors. Amounts shown for the indicated fiscal year include cash bonus amounts earned in the indicated fiscal year and deferred at the election of the named executive officer and utilized to reduce the exercise price of stock options granted to such officer in the subsequent fiscal year pursuant to the 1991 and 2001 Stock Option Plans. Bonus amounts applied to reduce the exercise price of stock option grants awarded and included in this column for 2001, 2000 and 1999, the most recent three years for which the options were granted, are as follows: (i) Mr. Foley: $75,000—2001 bonus; $100,000—2000 bonus, and $98,235—1999 bonus; (ii) Mr. Stone: $75,000—2001 bonus; no bonus deferred in 2000, and $19,647—1999 bonus; (iii) Mr. Willey: $75,000—2001 bonus, $31,217—2000 bonus and $13,788—1999 bonus; (iv) Mr. Stinson: $75,000—2001 bonus, $110,608—2000 bonus and no bonus deferred in 1999; (v) Mr. Sadowski: $75,000—2001 bonus and no bonus deferred in 2000 or 1999. In addition, during 2001 and 2000, bonus amounts were deferred at the election of the named executive officer and applied to the Company’s deferred compensation program in the following amounts: (i) Mr. Foley: $555,000—2001 and $430,333—2000; (ii) Mr. Stone: no bonus deferred in 2001 and 2000; (iii) Mr. Willey: $114,167—2001 and $56,190—2000; (iv) Mr. Stinson: $124,400—2001 and $88,487—2000; and (v) Mr. Sadowski: $50,442—2001 and $35,553—2000.

(3)
Amounts shown for Mr. Foley included the cost of (i) a Company provided-automobile—$9,000 in 2001, 2000 and 1999, and (ii) tax and financial planning advice provided by third parties to Mr. Foley and Folco Development Corporation—$61,539 in 2001, $24,000 in 2000, and $21,152 in 1999 and (iii) personal use of Company assets by Mr. Foley and Folco Development Corporation—$27,484 in 2001, $45,492 in 2000, and $56,987 in 1999. Amounts shown for Mr. Sadowski relate to relocation expenses.

(4)	The number of securities underlying options has been adjusted to reflect all dividends and stock splits.
(5)
Amounts shown for 2001 consist of the following: (i) Mr. Foley: Company contribution to 401(k) Plan—$5,000, Company paid life insurance premiums—$20,757 and Company contribution to Employee Stock Purchase Plan—$58,126; (ii) Mr. Stone: Company contribution to 401(k) Plan—$5,100, Company paid life insurance premiums—$1,642 and Company contribution to Employee Stock Purchase Plan—$46,258; (iii) Mr. Willey: Company contribution to 401(k) Plan—$5,100, Company paid life insurance premiums—$675 and Company contribution to Employee Stock Purchase Plan—$20,624; (iv) Mr. Stinson: Company contribution to 401(k) Plan—$5,100 and Company paid life insurance premiums—$2,296; and (v) Mr. Sadowski: Company contribution to 401(k) Plan—$5,100, Company paid life insurance premiums—$681 and Company contribution to Employee Stock Purchase Plan—$19,750.

(6)
Amounts shown are options to purchase common stock of Fidelity. These officers also received stock options from Fidelity’s majority owned subsidiaries Fidelity National Information Solutions, Inc., (Nasdaq: FNIS) and Micro General Corporation (Nasdaq: MGEN). The following officers were awarded options to purchase common stock of Fidelity National Information Solutions, Inc. in 2001: Mr. Foley—1,000,000 options, Mr. Stone—400,000 options, Mr. Willey—25,000 options, Mr. Stinson—35,000 options, and Mr. Sadowski—25,000 options. The following officers were awarded options to purchase common stock of Micro General Corporation in 2001, 2000 and 1999: Mr. Foley—110,000 options in 2000, and 385,000 options in 1999; Mr. Stone—354,706 options in 1999; Mr. Willey—25,000 options in 2001, and 22,000 options in 1999; and Mr. Stinson—5,500 options in 1999.

Officer and Director Loans

The Board of Directors adopted an Employee Stock Purchase Loan Program and a Director Stock Purchase Loan Program. The Employee Stock Purchase Loan Program authorized an aggregate amount of $7,900,000 to make loans to key employees to purchase shares of the Company’s Common Stock through open market purchases or in privately negotiated transactions. The Director Stock Purchase Loan Program authorized an aggregate amount of $750,000 to make loans to outside directors to purchase shares of the Company’s Common Stock through open market purchases or in privately negotiated transactions. The loans are at an interest rate of 5% per annum for a term of five years immediately callable in the event of termination of employment or resignation as a director, as the case may be.

During year 2001, Mr. Foley and each of the following named executive officers participated in the Employee Stock Purchase Loan Program, and the highest aggregate indebtedness to the Company for each participant in 2001 was as follows: Mr. Foley—$3,000,000; Mr. Stone—$500,000; Mr. Willey—$350,000, Mr. Stinson—$200,000 and Mr. Sadowski—$50,000. Mr. Sadowski’s loan was repaid in full in 2001.

During year 2001, the following directors participated in the Director Stock Purchase Loan Program and the highest aggregate indebtedness to the Company for each participant in 2001 was as follows: William A. Imparato—$150,000; Donald M. Koll—$150,000; Ronald Lane—$150,000; General William Lyon—$150,000 and J. Thomas Talbot—$150,000.

In addition to the loan described above, Mr. Sadowski has two additional loans outstanding to the Company that are secured by his principal residence. Each loan bears interest at the rate of prime plus 2% and his highest aggregate indebtedness to the Company under these loans during 2001 was $59,000 and $60,000, respectively. Mr. Sadowski’s current aggregate indebtedness under these loans is $59,000 and $0, respectively.

Option Grants

The following table provides information as to options to purchase Common Stock granted to the named individuals during 2001 pursuant to the Company’s 2001 Stock Incentive Plan, 1998 Stock Incentive Plan and the 1991 Stock Option Plan.

OPTION GRANTS IN LAST FISCAL YEAR(1)

Name	Number of Securities Underlying Options Grants(#)	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/share)		Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
						5%($)	10%($)
William P. Foley II	330,000		$21.23	(2)	4/16/2011	$4,413,717	$11,139,381
	22,000		21.68	(3)	3/14/2012	300,485	758,366

	352,000	13.4%

Patrick F. Stone	82,500	3.1%	$21.23	(2)	4/16/2011	$1,103,429	$2,784,845

Frank P. Willey	33,000		$21.23	(2)	4/16/2011	$441,372	$1,113,938
	6,867		21.68	(3)	3/14/2012	93,792	236,714

	39,867	1.5%

Alan L. Stinson	33,000		$21.23	(2)	4/16/2011	$441,372	$1,113,938
	24,334		21.68	(3)	3/14/2012	332,364	838,822

	57,334	2.2%

Peter T. Sadowski	33,000	1.3%	$21.23	(2)	4/16/2011	$441,372	$1,113,938

(1)
Fidelity has two majority-owned subsidiaries that are publicly traded: Fidelity National Information Solutions, Inc. (Nasdaq: FNIS) and Micro General Corporation (Nasdaq: MGEN). The above officers were also granted options to purchase common stock of FNIS and MGEN, as described below.

The following table provides information as to options to common stock of Fidelity National Information Solutions, Inc. (FNIS) granted to the named individuals during 2001 pursuant to the FNIS’s 2001 Stock Incentive Plan.

FNIS OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of Securities Underlying Options Granted(#)	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/share)		Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
						5%($)	10%($)
William P. Foley II	750,000		$7.11	(2)	08/03/11	$3,359,475	$8,478,675
	250,000		$8.49	(2)	11/21/11	$1,337,175	$3,374,775

	1,000,000	33.1%

Patrick F. Stone	150,000		$7.11	(2)	08/03/11	$671,895	$1,695,735
	250,000		$8.49	(2)	11/21/11	$1,337,175	$3,374,775

	400,000	13.2%

Frank P. Willey	25,000	0.8%	$7.11	(2)	08/03/11	$111,983	$282,623

Alan L. Stinson	25,000		$7.11	(2)	08/03/11	$111,983	$282,623
	10,000		$8.49	(2)	11/21/11	$53,487	$134,991

	35,000	1.2%

Peter Sadowski	10,000		$7.11	(2)	08/03/11	$44,793	$113,049
	15,000		$8.49	(2)	11/21/11	$80,231	$202,487

	25,000	0.8%

The following table provides information as to options to purchase common stock of Micro General Corporation granted to the named individuals during 2001 pursuant to the Micro General’s 1998 Stock Incentive Plan.

MGEN OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of Securities Underlying Options Granted(#)	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/share)		Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
						5%($)	10%($)

Frank P. Willey	25,000	1.3%	$7.45	(2)	04/25/11	$117,408	$296,316
(2)	The fair market value of Fidelity’s, FNIS’s or MGEN’s common stock, as applicable, on the date of grant.
(3)
The options granted under the 1991 Stock Option Plan were granted to key employees of Fidelity at an exercise price of $26.23, the fair market value of Fidelity’s Common Stock on the date of grant. The executive officer applied his deferred bonus amount to reduce the exercise price to $21.68 per share. (See note (2) of Summary Compensation Table). Unless sooner exercised, the exercise price of these options will decrease approximately $0.32 per year through 2006, and $0.20 per year from 2007 through 2012, at which time the exercise price will be $18.86.

(4)	These are assumed rates of appreciation, and are not intended to forecast future appreciation of the common stock of each company.

Option Exercises and Fiscal Year-End Values

The following table summarizes information regarding exercises of stock options by the named individuals during 2001 and unexercised options held by them as of December 31, 2001.

AGGREGATED STOCK OPTION EXERCISES
IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES(1)

Name	Shares Acquired on Exercise(#)	Value Realized	Number of Unexercised Options at December 31, 2001		Value of Unexercised In-the-Money Options at December 31, 2001(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
William P. Foley, II	102,996	$2,928,430	2,433,269	109,999	$29,827,294	$714,994
Patrick F. Stone	115,998	2,638,524	321,818	54,999	2,146,358	357,494
Frank P. Willey	0	0	447,143	76,999	6,186,117	403,804
Alan L. Stinson	8,658	52,521	117,658	76,999	733,105	403,804
Peter T. Sadowski	6,600	118,502	75,900	76,999	438,108	403,804

In accordance with the rules of the Securities and Exchange Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock. For purposes of this table, the fair market value is deemed to be $24.80, the closing price of the Company’s Common Stock reported by the New York Stock Exchange on December 31, 2001.

(1)
Fidelity has two majority-owned subsidiaries that are publicly traded: Fidelity National Information Solutions, Inc. (Nasdaq: FNIS) and Micro General Corporation (Nasdaq: MGEN). The above officers also exercised options to purchase common stock of FNIS and MGEN, as described below.

The following table summarizes information regarding exercises of options to purchase FNIS common stock by the named individuals during 2001 and unexercised options held by them as of December 31, 2001.

AGGREGATE FNIS OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END FNIS OPTION VALUES

Name	Number of Unexercised Options at December 31, 2001(#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2001($) Exercisable/Unexercisable
William P. Foley II	500,000 / 500,000	$1,367,500 / $1,367,500
Patrick F. Stone	200,000 / 200,000	$443,500 / $443,500
Frank P. Willey	8,334 / 16,666	$25,669 / $51,331
Alan L. Stinson	11,668 / 23,332	$31,337 / $62,663
Peter Sadowski	8,334 / 16,666	$18,769 / $37,531

In accordance with the rules of the Securities and Exchange Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock. For purposes of this table, the fair market value is deemed to be $10.19, the closing price of the Common Stock of FNIS reported by NASDAQ on December 31, 2001.

The following table summarizes information regarding exercises of options to purchase MGEN common stock by the named individuals during 2001 and unexercised options held by them as of December 31, 2001.

AGGREGATE MGEN OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END MGEN OPTION VALUES

Name	Number of Unexercised Options at December 31, 2001(#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2001($) Exercisable/Unexercisable
William P. Foley II	715,000 / 0	$5,952,161 / $0
Patrick F. Stone	574,706 / 0	$5,636,347 / $0
Frank P. Willey	22,000 / 25,000	$102,861 / $156,388
Al Stinson	5,500 / 0	$25,715 / $0

In accordance with the rules of the Securities and Exchange Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, the fair market value is deemed to be $13.71, the closing price of the common stock of MGEN reported by NASDAQ on December 31, 2001.

Employment Agreements

The Company entered into a five-year employment agreement with its Chairman and Chief Executive Officer, Mr. Foley, effective March 22, 2001, replacing an existing agreement. Pursuant to this agreement, his minimum annual base salary is $950,000. The agreement provides for additional incentive compensation in respect of each fiscal year ending during the term thereof in the form of an annual cash bonus as determined in accordance with the Annual Incentive Plan. Pursuant to the Annual Incentive Plan, the Compensation Committee has approved a formula that awards Mr. Foley for meeting specified performance levels, based on the Company’s return on equity, merger synergies related to the acquisition of Chicago Title Corporation and a specified operational goal. The agreement includes other compensation and executive fringe benefits. There is a change in control provision enabling Mr. Foley to terminate this agreement due to a change in control during the period commencing 60 days and expiring 365 days after such change in control. In the event of termination of the agreement for good reason (defined in the agreement as a change in control) or if Mr. Foley’s employment is terminated following a change of control under certain circumstances he will receive (i) his salary through the date of termination, (ii) severance pay in an amount equal to his annual salary in effect as of the date of termination plus the total bonus paid or payable to him for the most recent calendar year multiplied by the greater number of years remaining in the term of employment, including partial years, or 3 years, (iii) immediate vesting of all options not vested at the date of termination and (iv) maintenance of all benefit plans and programs for Mr. Foley for the greater of 3 years or the number of years (including partial years) remaining in the agreement. The agreement allows the Company to terminate Mr. Foley upon written notice without cause on terms specified in the agreement. Upon Mr. Foley’s death, his estate will receive a payment in the amount of the minimum annual base salary for the remainder of the agreement. Upon incapacity or disability for a continuous period of nine months, the Company may terminate the employment contract with Mr. Foley upon payment of an amount equal to his minimum annual base salary, without offset for the remainder of the agreement.

The Company entered into a three-year employment agreement with Patrick F. Stone effective March 22, 2000. Pursuant to this agreement, Mr. Stone’s minimum base salary is $750,000. His salary may be increased at the discretion of the Compensation Committee of the Board of Directors. Mr. Stone’s annual bonus will be payable pursuant to the Annual Incentive Plan. The cash bonus payable to Mr. Stone under the Annual Incentive Plan awards him for meeting specified performance levels based on the Company’s return on equity, merger synergies achieved in connection with the Company’s acquisition of Chicago Title Corporation and a specified operational goal. There is a change in control provision enabling Mr. Stone to terminate this agreement due to a change in control during the period commencing 60 days and expiring 365 days after such change in control. In the event of termination of the agreement for good reason (defined in the agreement as a change in control) or if Mr. Stone’s employment is terminated following a change in control under certain circumstances then he will receive (i) his minimum annual base salary through the date of termination, (ii) severance pay in an amount equal to his annual salary in effect as of the date of termination plus the total bonus paid or payable to him for the most recent calendar year multiplied by the greater of the number of years (including partial years) remaining in the agreement or the number 2, and (iii) maintenance of all benefit plans and programs for Mr. Stone for the greater number of 2 years or the number of years (including partial years) remaining in the Agreement.

The Company entered into a three-year employment agreement with Alan L. Stinson effective March 22, 2001. Pursuant to the agreement, Mr. Stinson’s base salary for fiscal 2001 is $350,000. His base salary may be increased at the discretion of the Compensation Committee of the Board of Directors. Mr. Stinson’s annual bonus will be payable pursuant to the Annual Incentive Plan. The cash bonus payable to Mr. Stinson under the Annual Incentive Plan awards him for meeting specified performance levels based on the Company’s return on equity, merger synergies achieved in connection with the Company’s acquisition of Chicago Title Corporation and a specified operational goal. There is a change in control provision enabling Mr. Stinson to terminate this agreement due to a change in control during the period commencing 60 days and expiring 365 days after such change in control. In the event of termination of the agreement for good reason (defined in the agreement as a change in control) or if Mr. Stinson’s employment is terminated following a change in control under certain circumstances then he will receive (i) his minimum annual base salary through the date of termination, (ii) severance pay in an amount equal to his annual salary in effect as of the date of termination plus the total bonus paid or payable to him for the most recent calendar year multiplied by the greater of the number of years (including partial years) remaining in the agreement or the number 2, and (iii) maintenance of all benefit plans and programs for Mr. Stinson for the greater number of 2 years or the number of years (including partial years) remaining in the agreement.

The Company entered into a three-year employment agreement with Peter T. Sadowski effective April 17, 2001. Pursuant to the agreement, Mr. Sadowski’s base salary for fiscal 2001 is $300,000. His base salary may be increased at the discretion of the Compensation Committee of the Board of Directors. Mr. Sadowski’s annual bonus will be payable pursuant to the Annual Incentive Plan. The cash bonus payable to Mr. Sadowski under the Annual Incentive Plan awards him for meeting specified performance levels based on the Company’s return on equity, merger synergies achieved in connection with the Company’s acquisition of Chicago Title Corporation and a specified operational goal. There is a change in control provision enabling Mr. Sadowski to terminate this agreement due to a change in control during the period commencing 60 days and expiring 365 days after such change in control. In the event of termination of the agreement for good reason (defined in the agreement as a change in control) or if Mr. Sadowski’s employment is terminated following a change in control under certain circumstances then he will receive (i) his minimum annual base salary through the date of termination, (ii) severance pay in an amount equal to his annual salary in effect as of the date of termination plus the total bonus paid or payable to him for the most recent calendar year multiplied by the greater of the number of years (including partial years) remaining in the agreement or the number 2, and (iii) maintenance of all benefit plans and programs for Mr. Sadowski for the greater number of 2 years or the number of years (including partial years) remaining in the agreement.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently composed of three independent directors including Messrs. Lane, Talbot and Thompson. During fiscal 2001, no member of the Compensation Committee was a former or current officer or employee of the Company or any of its subsidiaries. In addition, during that year, no executive officer of the Company served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Compensation Committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on the Board of Directors.

No Incorporation by Reference

Notwithstanding anything to the contrary set forth in the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee, Report of the Audit Committee and the Performance Graph shall not be incorporated by reference into any such filings.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

General

The Compensation Committee of the Board of Directors is responsible for establishing and administering the policies that govern executive compensation and benefit practices. The Compensation Committee evaluates the performance of the executive officers and determines their compensation levels, in terms of salary, annual bonus and related benefits, all subject to Board approval. The Compensation Committee has access to independent compensation data for use in assessing levels of compensation for officers of the Company.

Compensation Philosophy

The Company’s executive compensation programs are designed to (i) provide levels of compensation that integrate pay and incentive plans with the Company’s strategic goals, so as to align the interests of executive management with the long-term interests of the stockholders; (ii) motivate Company executives to achieve the strategic business goals of the Company and to recognize their individual contributions; and (iii) provide compensation opportunities which are competitive to those offered by other national title insurance companies and other middle-market corporations similar in size and performance. Although the exact identity of the corporations surveyed varies, these generally include title companies and other corporations equal to or larger than the Company. The Compensation Committee believes that the components of executive compensation should include base salary, annual cash bonus, stock option grants and other benefits and should be linked to individual and Company performance. With regard to the Company’s performance, the measures used for determining appropriate levels of compensation for executive officers include the Company’s national market share, net margin, quality of service, meeting strategic goals within the current economic climate and industry environment, scope of responsibilities, expansion by acquisition or otherwise, and profit retention and profitability, all of which combine to enhance stockholder value.

The Committee approves the employment agreements and salary and bonus levels for key employees, including Mr. Foley and Mr. Stone. The Compensation Committee then makes recommendations with respect to the compensation to the entire Board of Directors for its approval. In fiscal 2000, the Compensation Committee authorized the retention of a consulting firm to review and advise on benefits plans and other compensation initiatives for the Company’s senior executives. As part of its review process, the Compensation Committee approved the Annual Incentive Plan, which governs the incentive compensation payable to Mr. Foley and certain other executive officers.

Compensation of the Chairman and Chief Executive Officer for Fiscal 2001

Mr. Foley’s compensation for 2001 was determined pursuant to the terms of his employment agreement in effect during that period. His employment agreement provided him with a minimum base annual salary, which may be reviewed and increased at the discretion of the Compensation Committee to reflect matters including cost of living increases and performance results. Mr. Foley also received a cash bonus, which was determined pursuant to an executive bonus program established by the Compensation Committee. Under the program, Mr. Foley had varying performance-based bonus levels that were expressed as a percentage of his base salary, based upon the Company’s return on equity and cost savings resulting from merger synergies achieved in connection with the Company’s acquisition of Chicago Title Corporation. The Compensation Committee established threshold, target and maximum expectations for each performance measure. In 2001, the Company exceeded target expectations for return on equity and obtained maximum expectations for merger synergies. The applicable target bonus amount was established by the Compensation Committee to be 300% of his base salary. Under the terms of his employment agreement, the Company, through the Compensation Committee, has the discretion to award stock options to Mr. Foley. Mr. Foley received stock options in 2001 totaling 352,000 shares of Common Stock. Of these options, 352,000 shares vested upon date of grant.

Compensation of Other Executives for Fiscal 2001

With respect to the base salaries and incentive cash bonuses awarded to other executive officers in respect of 2001, the Compensation Committee approved these amounts pursuant to the executives’ employment agreements and an executive bonus program established by the Compensation Committee. The decision of the Compensation Committee with respect to the base salary for each such executive officer is subjective and was made after consideration of the performance of the executive in his particular area of responsibility, the executive’s contribution to the Company’s overall management team and an assessment of the future contributions the executive should be able to make to the Company. Under the terms of the executive bonus program, the executive officers received a cash bonus based upon specified target levels and the Company’s return on equity and cost savings resulting from merger synergies related to the acquisition by the Company of Chicago Title Corporation.

Stock Option Grants

As indicated above, an important element of the Company’s compensation philosophy is the desire to align the interests of the executive officers with the long-term interests of the Company’s stockholders. The purpose of the Company’s Stock Incentive Plans is to attract, retain and award executive officers and directors and to furnish incentives to these persons to improve operations, increase profits and positively impact the Company’s long-term performance. Consistent with these objectives, the Compensation Committee granted options in 2002 to executive officers for their performance in 2001.

As additional incentive compensation, certain executive officers are permitted to participate in a program pursuant to which the officer can defer a portion of his bonus and apply the deferred amount to reduce the exercise price of stock options granted to him. In subsequent years, the exercise price of the options is further reduced by a percentage amount determined by the Compensation Committee. In 2001 Mr. Foley, Mr. Stone, Mr. Willey, Mr. Stinson and Mr. Sadowski participated in this bonus deferral program.

Corporate Deduction for Compensation.    Section 162(m) of the Internal Revenue Code generally limits to $1.0 million the corporate deduction for compensation paid to certain executive officers, unless certain requirements are met. The Company’s policy with respect to the deductibility limit of Section 162(m) generally is to preserve the federal income tax deductibility of compensation paid to executive officers. However, while the tax impact of any compensation arrangement is an important factor to be considered, the impact is evaluated in light of the Company’s overall compensation philosophy. Accordingly, the Company has and will continue to authorize the payment of non-deductible compensation if it deems that it is consistent with its compensation philosophy and in the best interests of the Company and its stockholders.

Th	e Compensation Committee

Ca	ry H. Thompson
Da	niel D. (Ron) Lane
J. T	homas Talbot

April             , 2002

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors submits the following report on the performance of certain of its responsibility for the year 2001. The Audit Committee is currently composed of five independent directors, including Messrs. Talbot, Lane, Toft, Koll and Farrell. The Charter of the Audit Committee was adopted by the Board of Directors in its present form effective as of April 1, 2001. Management of the Company has primary responsibility for the financial statements and the overall reporting process, including the Company’s system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States. This audit serves as a basis for the auditors’ opinion in the annual report to stockholders addressing whether the financial statements fairly present, in all material respects, the Company’s financial position, results of operations and cash flows. The Audit Committee’s responsibility is to monitor and oversee these processes.

In reviewing the independence of the Company’s outside auditors, the Committee has received from KPMG the written disclosures and letter regarding relationships between KPMG and its related entities and the Company and its related entities and has discussed with KPMG its independence from the Company, as required by Independence Standards Board Standard No. 1.

In fulfilling its responsibilities relating to the Company’s internal control, accounting and financial reporting policies and auditing practices, the Committee has reviewed and discussed with management and KPMG the Company’s audited financial statements for 2001. In this connection, the Committee has discussed with KPMG its judgments about the quality, in addition to the acceptability, of the Company’s accounting principles as applied in its financial reporting, as required by Statement on Auditing Standards No. 61. Based on these reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

Th	e Audit Committee

J. T	homas Talbot
Da	niel D. (Ron) Lane
Ric	hard Paul Toft
Do	nald M. Koll
Joh	n F. Farrell
April             , 2002

PERFORMANCE GRAPH

Set forth below is a graph comparing cumulative total stockholder return on the Company’s Common Stock against the cumulative total return on the S & P 500 Index and against the cumulative total return of a peer group index consisting of certain companies for the industry in which the Company competes (SIC code 6361—Title Insurance) for the five-year period ending December 31, 2001. This peer group consists of the following companies: First American Corporation, LandAmerica Financial Group, Inc. and Stewart Information Services Corp. The peer group comparison has been weighted based on the Company’s stock market capitalization. The graph assumes an initial investment of $100.00 on January 1, 1997, with dividends reinvested over the periods indicated.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

	Dec 96	Dec 97	Dec 98	Dec 99	Dec 00	Dec 01
Fidelity National Financial, Inc.	$100.00	$230.42	$250.48	$120.66	$315.19	$236.42
S&P 500 Index	$100.00	$133.36	$171.48	$207.56	$188.66	$166.24
Peer Group	$100.00	$170.49	$330.47	$127.28	$310.27	$197.19

Certain Relationships

Mr. Thompson is a Senior Managing Director with Bear Stearns and Co, Inc. During fiscal 2001, Bear Stearns and Co., Inc. provided investment advisory and brokerage services to the Company, including as co-manager of the public offering of 8.855 million shares of common stock in January 2001, for which Bear Stearns received fees in the amount of approximately $2 million, and as co-manager of the Fidelity $250 million debt placement in August 2001, for which Bear Stearns received fees in the amount of approximately $750,000.

Transactions with Management and Others

The Board of Directors adopted an Employee Stock Purchase Loan Program and a Director Stock Purchase Loan Program. The Employee Stock Purchase Loan Program authorized an aggregate amount of $7,900,000 to make loans to key employees to purchase shares of the Company’s Common Stock through open market purchases or in privately negotiated transactions. The Director Stock Purchase Loan Program authorized an aggregate amount of $750,000 to make loans to outside directors to purchase shares of the Company’s Common Stock through open market purchases or in privately negotiated transactions. The loans are at an interest rate of 5% per annum for a term of five years immediately callable in the event of termination of employment or resignation as a director, as the case may be.

During year 2001, Mr. Foley and each of the following named executive officers participated in the Employee Stock Purchase Loan Program, and the highest aggregate indebtedness to the Company for each participant in 2001 was as follows: Mr. Foley—$3,000,000; Mr. Stone—$500,000; Mr. Willey—$350,000, Mr. Stinson—$200,000 and Mr. Sadowski—$50,000. Mr. Sadowski’s loan was repaid in full in 2001.

During year 2001, the following directors participated in the Director Stock Purchase Loan Program and the highest aggregate indebtedness to the Company for each participant was as follows: William A. Imparato—$150,000; Donald M. Koll—$150,000; Ronald Lane—$150,000; General William Lyon—$150,000; and J. Thomas Talbot—$150,000.

In addition to the loan described above, Mr. Sadowski has two additional loans outstanding to the Company that are secured by his principal residence. Each loan bears interest at the rate of prime plus 2% and his highest aggregate indebtedness to the Company under these loans during 2001 was $59,000 and $60,000, respectively. Mr. Sadowski’s current aggregate indebtedness under these loans is $59,000 and $0, respectively.

In 2001, Fidelity National Information Solutions, Inc. (FNIS) paid to certain of its employees bonus payments in the aggregate amount of $227,991.50. These payments were an obligation of Fidelity arising from our earlier acquisition of a convertible promissory note issued by FNIS and 950,000 shares of common stock (collectively, the “Moore Interests”) held by Moore North America, Inc. pursuant to an Agreement for Purchase and Sale of Securities dated February 15, 2001 between Fidelity and Moore North America. As part of this transaction, Fidelity assumed the obligation of Moore North America to make certain bonus payments to certain of its former employees, several of whom were employees of FNIS on February 15, 2001. The acquisition of the Moore Interests was a prelude to the business combination between Fidelity, its wholly-owned subsidiary, Chicago Title and Trust and FNIS consummated on August 1, 2001. Concurrently with this closing, FNIS paid the $227,991 obligation described above on behalf of Fidelity, and Fidelity reimbursed FNIS for that amount plus a payment grossing up FNIS for the payroll taxes it paid in connection with those bonus payments. The foregoing arrangement, whereby FNIS paid an obligation of Fidelity and was reimbursed, was entered into for bookkeeping simplicity. There is no accompanying written agreement between Fidelity and FNIS with respect to this arrangement.

INFORMATION CONCERNING AUDITORS

The Board has selected the accounting firm of KPMG LLP (“KPMG”) to audit the Company’s financial statements for, and otherwise act as the Company’s independent auditors with respect to, the fiscal year ending December 31, 2002. KPMG or its predecessors have continuously acted as independent auditors for the Company in respect of its fiscal years commencing with the fiscal year ended December 31, 1988. A representative of KPMG is expected to be present at the annual meeting. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The Company incurred the following fees for audit and other services performed by KPMG with respect to fiscal 2001:

Audit fees, excluding audit related fees	$1,768,500
Financial information, systems design and implementation fees	0
All other services:
Audit related fees (1)	1,620,793
Other (2)	561,953

$3,951,246

(1)
Audit related fees consisted principally of fees for audits of separate financial statements of subsidiaries and benefit plans, quarterly reviews of majority owned SEC registrant subsidiaries, review of registration statements and preparation of related comfort letters.

(2)	Other non-audit fees consisted of actuarial and tax services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act of 1934, as amended, requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of such securities with the SEC. Executive officers and directors are required by the SEC’s regulations to furnish the Company with copies of all forms they file pursuant to Section 16 and the Company is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2001. Based solely upon a review of the copies of the reports received by it, the Company believes that all such filing requirements were satisfied.

OTHER MATTERS

The Company knows of no other matters to be submitted at the Meeting. If any other matters properly come before the Meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

STOCKHOLDER PROPOSALS

Any proposal that a stockholder wishes to be considered for inclusion in the Proxy and Proxy Statement relating to the Annual Meeting of Stockholders to be held in 2003 must be received by the Company no later than December 30, 2002. Any other proposal that a stockholder wishes to bring before the 2003 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than December 30, 2002. All proposals must comply with the applicable requirements or conditions established by the Securities and Exchange Commission and Article II, Section 7 and Article III, Section 2(c) of the Company’s Bylaws, which requires among other things, certain information to be provided in connection with the submission of stockholder proposals. All proposals must be directed to the Secretary of the Company at 4050 Calle Real, Santa Barbara, California 93110. The persons designated as proxies by the Company in connection with the 2003 Annual Meeting of Stockholders will have discretionary voting authority with respect to any stockholder proposal for which the Company does not receive timely notice.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the Securities and Exchange Commission. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (except for certain exhibits thereto), may be obtained, free of charge, upon written request by any stockholder to Fidelity National Financial, Inc., 4050 Calle Real, Santa Barbara, California 93110, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to payment of a $.15 per page charge to reimburse the Company for its expenses in supplying any exhibit.

By Order of the Board of Directors

/s/ FERNANDO VELEZ, JR.
Fernando Velez, Jr. Corporate Secretary

Dated: April     , 2002

PROXY
FIDELITY NATIONAL FINANCIAL, INC.
17911 Von Karman Avenue, Irvine, California 92614

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William P. Foley, II and Frank P. Willey, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all shares of Common Stock of Fidelity National Financial, Inc. held of record by the undersigned on April 23, 2002 at the Annual Meeting of Stockholders to be held on June 13, 2002, or any adjournment thereof, at 10:00 a.m. Pacific Daylight Time at Fess Parker’s Doubletree Resort, 633 East Cabrillo Boulevard, Santa Barbara, California.

1. To elect to the Board of Directors for a three year term	☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

William P. Foley, II, Frank P. Willey, John Joseph Burns, Jr., and Patrick F. Stone

(INSTRUCTION: To withhold authority to vote for an individual nominee, strike a line through the nominee’s name above)

2.	To approve an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 150,000,000;

☐ FOR                                                      ☐ AGAINST                                                      ☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting thereof.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE COMPANY NOMINEES AND FOR ALL PROPOSALS.

DATED:

(Signature)

(Signature)

    Please date and sign exactly as the name appears on this proxy. When shares are held by more than one owner, all should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or authorized officer. If a partnership, please sign in partnership name by authorized person.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER
DIRECTED HEREIN BY THE STOCKHOLDER.

Please return promptly in the enclosed envelope which requires no postage if mailed in the U.S.A.